Exhibit 99.2

Condensed Consolidated Balance Sheets as of June 30, 2024 (Unaudited) and December 31, 2023 (As Restated)	2
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the Six Months Ended June 30, 2024 and 2023 (As Restated)	3
Unaudited Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit for the Six Months Ended June 30, 2024 and 2023 (As Restated)	4
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2024 and 2023 (As Restated)	5
Notes to Unaudited Condensed Consolidated Financial Statements	7

Adagio Medical, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	June 30, 2024	December 31, 2023
	(Unaudited)
	(As Restated)	(As Restated)
Assets
Current assets
Cash and cash equivalents	$2,045	$1,383
Accounts receivable, net	167	71
Inventory, net	4,062	3,322
Prepaid expenses	182	232
Other current assets	180	177
Total current assets	6,636	5,185
Property and equipment, net	1,154	1,487
Right-of-use assets, net	260	130
Other assets	19	23
Total assets	$8,069	$6,825
Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities
Accounts payable	$5,580	$3,830
Accrued liabilities	3,429	3,048
Operating lease liabilities, current	140	79
Convertible notes payable, current	47,964	36,430
Warrant liabilities	417	78
Term loan, current	990	1,695
Accrued transaction costs	145	444
Other accrued liabilities	3,000	1,572
Total current liabilities	61,665	47,176
Operating lease liabilities, long-term	121	52
Term loan, long-term	—	143
Other long-term liabilities	6	8
Total liabilities	61,792	47,379

Commitments and contingencies (Note 11)
Convertible preferred stock, $0.001 par value; 4,939,946 shares authorized as of June 30, 2024 and December 31, 2023; 4,732,044 shares and 4,939,946 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively, with aggregate liquidation preference of $86,936 and $91,637 as of June 30, 2024 and December 31, 2023, respectively	86,783	91,469
Stockholders’ deficit
Common stock, $0.001 par value; 6,594,946 shares authorized as of June 30, 2024 and December 31, 2023; 786,782 shares and 786,510 shares issued as of June 30, 2024 and December 31, 2023, respectively; 780,180 shares and 779,908 shares outstanding as of June 30, 2024 and December 31, 2023, respectively.	1	1
Additional paid-in capital	6,163	1,608
Accumulated other comprehensive income	22	17
Accumulated deficit	(146,692)	(133,649)
Total stockholders’ deficit	(140,506)	(132,023)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$8,069	$6,825

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Adagio Medical, Inc.

Unaudited

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

Six months ended June 30,
	2024	2023
	(As Restated)	(As Restated)
Revenue	$280	$181
Cost of revenue and operating expenses:
Cost of revenue	1,224	719
Research and development	6,334	9,207
Selling, general, and administrative	8,196	3,783
Total cost of revenue and operating expenses	15,754	13,709
Loss from operations	(15,474)	(13,528)
Other income (expense)
Convertible notes fair value adjustment	3,966	(3,033)
Warrant liabilities fair value adjustment	14	(60)
Interest expense	(1,514)	(597)
Interest income	3	—
Other (expense) income, net	(38)	10
Total other income (expense), net	2,431	(3,680)
Net loss	(13,043)	(17,208)
Other comprehensive income (loss):
Foreign currency translation adjustment	5	(5)
Comprehensive loss	$(13,038)	$(17,213)

Basic and diluted net loss per common share	$(16.72)	$(22.67)
Basic and diluted weighted average shares outstanding	779,908	758,942

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Adagio Medical, Inc.

Unaudited

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share data)

						Accumulated	Accumulated Other	Total
	Convertible Preferred Stock		Common Stock		Additional	Deficit (As	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Paid-in Capital	Restated)	Income	Deficit (As Restated)
Balance as of December 31, 2022	4,939,946	$91,469	756,160	$1	$1,153	$(97,059)	$28	$(95,877)
Foreign currency translation adjustment	—	—	—	—	—	—	(5)	(5)
Stock option exercises	—	—	4,758	—	10	—	—	10
Stock-based compensation	—	—	—	—	204	—	—	204
Net loss (As Restated)	—	—	—	—	—	(17,208)	—	(17,208)
Balance as of June 30, 2023 (As Restated)	4,939,946	$91,469	760,918	$1	$1,367	$(114,267)	$23	$(112,876)

						Accumulated	Accumulated Other	Total
	Convertible Preferred Stock		Common Stock		Additional	Deficit (As	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Paid-in Capital	Restated)	Income	Deficit (As Restated)
Balance as of December 31, 2023 (As Restated)	4,939,946	$91,469	779,908	$1	$1,608	$(133,649)	$17	$(132,023)
Foreign currency translation adjustment	—	—	—	—	—	—	5	5
Exchange preferred stock for pre-funded warrants	(207,902)	(4,686)	—	—	4,332	—	—	4,332
Stock option exercises	—	—	272	—	2	—	—	2
Stock-based compensation	—	—	—	—	221	—	—	221
Net loss (As Restated)	—	—	—	—	—	(13,043)	—	(13,043)
Balance as of June 30, 2024 (As Restated)	4,732,044	$86,783	780,180	$1	$6,163	$(146,692)	$22	$(140,506)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Adagio Medical, Inc.

Unaudited

Condensed Consolidated Statements of Cash Flows

(in thousands)

Six months ended June 30,
	2024	2023
	(As Restated)	(As Restated)
Cash flows from operating activities
Net loss	$(13,043)	$(17,208)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	587	264
Non-cash operating lease expense	83	78
Stock-based compensation	221	204
Provision for inventory impairment	41	(16)
Amortization of term loan discount	10	6
Loss on disposal of property and equipment	58	—
Change in fair value of convertible notes payable	(3,966)	3,033
Change in fair value of warrant liabilities	(14)	60
Net change in operating assets and liabilities
Accounts receivable, net	(99)	(77)
Inventory, net	(788)	128
Prepaid expenses and other current assets	45	410
Accounts payable	1,750	230
Accrued liabilities	386	(99)
Accrued transaction costs	(299)	403
Other accrued liabilities	1,428	501
Operating lease liabilities	(84)	(79)
Net cash used in operating activities	(13,684)	(12,162)
Cash flows from investing activities
Purchases of property and equipment	(337)	(195)
Purchases of software	—	(7)
Net cash used in investing activities	(337)	(202)
Cash flows from financing activities
Proceeds from exercise of common stock options	—	18
Proceeds from issuance of convertible notes payable	15,500	7,000
Proceeds from term loan	—	3,000
Repayment of non-convertible term loan	(857)	(286)
Net cash provided by financing activities	14,643	9,732
Effect of foreign currency translation on cash and cash equivalents	40	(18)
Increase / (Decrease) in cash and cash equivalents	662	(2,650)
Cash and cash equivalents, beginning of period	1,383	5,547
Cash and cash equivalents, end of period	$2,045	$2,897

Six months ended June 30,
	2024	2023
Supplemental disclosures of cash flow information:
Cash paid for interest	$76	$89

Six months ended June 30,
	2024	2023
Supplemental disclosure of noncash investing and financing activities:
Right-of-use assets obtained in exchange for lease liabilities	$(216)	$—
Lease liabilities recorded for operating lease right-of-use assets	216	—
Amount of term loan proceeds allocated to warrant liabilities	—	36
Exchange preferred stock for pre-funded warrants	4,332	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Note 1 - Organization and Description of Business

Adagio Medical, Inc. and its wholly-owned subsidiary (collectively, the “Company”) is a medical technology company focused on the development and commercialization of ablation technologies for the treatment of cardiac arrhythmias, including atrial fibrillation, atrial flutter, and ventricular tachycardia. The Company’s technologies center on ultra-low temperature cryoablation (“ULTC”) and pulsed field cryoablation (“PFCA”), designed to produce durable, contiguous, transmural lesions anywhere in the heart using the Company’s proprietary consoles, catheters, and stylets. The Company received CE Marking in Europe for its iCLAS™ Cryoablation System and VT Cryoablation System in June 2020 and March 2024, respectively, and has commercially launched in the EU. The Company has not launched commercially in the U.S. but is working towards obtaining the necessary regulatory approvals to do so.

The Company was incorporated in the state of Delaware on January 18, 2011, and is headquartered in Laguna Hills, California. Adagio Medical GmbH was formed in March 2020 and is a wholly-owned subsidiary that provides direct sales, distribution, marketing services, and clinical trial management in Europe.

On February 13, 2024, ARYA Sciences Acquisition Corp IV, a Cayman Islands exempted company (“ARYA”), Aja HoldCo, Inc., a Delaware corporation (“ListCo”), Aja Merger Sub 1, a Cayman Islands exempted company (“ARYA Merger Sub”), the Company, and Aja Merger Sub 2, Inc., a Delaware corporation (“Company Merger Sub”) entered into the business combination agreement (“Business Combination Agreement”) pursuant to which (i) ARYA Merger Sub will be merged with and into ARYA (the “ARYA Merger”), with ARYA surviving the ARYA Merger as a direct wholly-owned subsidiary of ListCo and (ii) Company Merger Sub will be merged with and into Adagio (the “Adagio Merger” and, together with the ARYA Merger, the “Mergers”), with Adagio surviving the Adagio Merger as a direct wholly-owned subsidiary of ListCo (the “Business Combination”). In connection with the consummation of the Business Combination, ListCo will change its name to “Adagio Medical Holdings, Inc.” (“New Adagio”). The Business Combination closed on July 31, 2024. See Note 17-Subsequent Events.

Liquidity and Going Concern

The Company has limited revenue and has incurred operating losses and negative cash flows from operations since its inception and anticipates that it will continue to do so for at least the next several years. As of June 30, 2024 and December 31, 2023, the Company had cash and cash equivalents of $2.0 million and $1.4 million, respectively. For the six months ended June 30, 2024 and 2023, net losses were $13.0 million and $17.2 million, respectively, and net cash used in operating activities was $13.7 million and $12.2 million, respectively. As of June 30, 2024 and December 31, 2023, the Company had an accumulated deficit of $146.7 million and $133.6 million, respectively, and working capital deficit of $55.0 million and $42.0 million, respectively.

Management does not believe the Company’s current cash and cash equivalents are sufficient to fund operations for at least the next 12 months from the issuance date of the condensed consolidated financial statements. Management believes that this raises substantial doubt about the Company’s ability to continue as a going concern.

Management intends to mitigate the conditions and events that raise substantial doubt about its ability to continue as a going concern entity by (i) pursuing a public offering of its common stock or in a business combination (the “SPAC transaction”) with a Special Purpose Acquisition Company (the “SPAC”) to obtain additional capital and align the Company’s long-term operating strategy (refer to the Business Combination in Note 1-Organization and Description of Business for further detail), (ii) negotiate other cash equity or debt financing in the short-term, and (iii) continue to pursue the necessary regulatory approvals to launch commercially in the U.S. market. However, there can be no assurances that the current plans will generate any liquidity to the Company or be available on terms acceptable to the Company.

On July 31, 2024, the Company announced the closing of its previously announced Business Combination with the Company and ListCo (the “Closing”) (see Note 1). As of July 31, 2024, substantial doubt about our ability to continue as a going concern was alleviated due to the closing of a business combination.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Strategic Realignment of Resources and Corporate Restructuring

On December 1, 2023, the Company’s management approved a strategic realignment of resources and corporate restructuring (the “RIF”) designed to reallocate capital, conformant to its business focus for the next two years.

As part of the RIF, the Company initiated a reduction in its current workforce of 20 employees, representing approximately 19% of the Company’s employees, which was completed on December 15, 2023. In compliance with the Worker Adjustment and Retraining Notification Act, the Company has provided termination notices to affected employees and government authorities if required.

The Company made no payment for severance or related benefit costs. The Company made no payment of retention bonuses.

Note 2 - Restatement of Previously Issued Financial Statements

The Company has restated the condensed consolidated financial statements as of and for the six months ended June 30, 2024, and the consolidated financial statements as of and for the year ended December 31, 2023.

Description of Restatement Error

As permitted under ASC 825, Financial Instruments, (“ASC 825”), the Company elected the fair value option to account for the convertible promissory notes. In previously issued financial statements, the Company recorded adjustments to the fair value of these instruments, including related accrued interest in “Convertible notes payable, current” in the liabilities section of the Condensed Consolidated Balance Sheet as of June 30, 2024 with an offsetting entry to “Convertible notes fair value adjustment” in the Condensed Consolidated Statement of Operations and Comprehensive Loss for the six months ended June 30, 2024. However, the Company also separately recorded amounts related to accrued interest on the convertible promissory notes in the “Other accrued liabilities” and “Interest expense” of the Condensed Consolidated Balance Sheet and Condensed Consolidated Statement of Operations and Comprehensive Loss, respectively, effectively duplicating the impact to the liability and expense recording accrued interest related to the convertible promissory notes.

As a result, the Company restated the financials by reducing the amount of accrued interest recorded in “Convertible notes payable, current” and “Convertible notes fair value adjustment” to relieve the impact of the duplicated recording. In the restated financials, the change in fair value of the convertible promissory notes, excluding amounts related to interest, is recorded in “Convertible notes fair value adjustment”, while amounts related to interest are recorded as interest expense in the consolidated statements of operations and comprehensive loss.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

The following tables summarizes the restatement adjustment on each financial statement line item affected by the restatement as of the dates, and for the periods, indicated (USD in thousands, except basic and diluted net loss per common share):

	As Previously
	Reported	Adjustment	As Restated
Condensed Consolidated Balance Sheet as of June 30, 2024 (Unaudited)
Convertible notes payables, current	$50,955	$(2,991)	$47,964
Total current liabilities	64,656	(2,991)	61,665
Total liabilities	64,783	(2,991)	61,792
Accumulated deficit	(149,683)	2,991	(146,692)
Total stockholders’ deficit	$(143,497)	$2,991	$(140,506)

Condensed Consolidated Statement of Operations and Comprehensive Loss for the Six Months Ended June 30, 2024 (Unaudited)
Convertible notes fair value adjustment	$2,531	$1,435	$3,966
Total other income (expense), net	996	1,435	2,431
Net loss	(14,478)	1,435	(13,043)
Comprehensive loss	(14,473)	1,435	(13,038)
Basic and diluted net loss per common share	$(18.56)	$1.84	$(16.72)

Condensed Consolidated Statement of Operations and Comprehensive Loss for the Six Months Ended June 30, 2023 (Unaudited)
Convertible notes fair value adjustment	$(3,649)	$616	$(3,033)
Total other income (expense), net	(4,296)	616	(3,680)
Net loss	(17,824)	616	(17,208)
Comprehensive loss	(17,829)	616	(17,213)
Basic and diluted net loss per common share	$(23.49)	$0.82	$(22.67)

Condensed Consolidated Statement of Convertible Preferred Stock and Stockholders’ Deficit for the Six Months Ended June 30, 2024 (Unaudited)
Accumulated Deficit Balance, December 31, 2023	$(135,205)	$1,556	$(133,649)
Total Stockholders’ Deficit Balance, December 31, 2023	(133,579)	1,556	(132,023)
Net Loss	(14,478)	1,435	(13,043)
Accumulated Deficit Balance, June 30, 2024	(149,683)	2,991	(146,692)
Total Stockholders’ Deficit Balance, June 30, 2024	$(143,497)	$2,991	$(140,506)

Condensed Consolidated Statement of Convertible Preferred Stock and Stockholders’ Deficit for the Six Months Ended June 30, 2023 (Unaudited)
Net Loss	$(17,824)	$616	$(17,208)
Accumulated Deficit Balance, June 30, 2023	(114,883)	616	(114,267)
Total Stockholders’ Deficit Balance, June 30, 2023	$(113,492)	$616	$(112,876)

Condensed Consolidated Statement of Cash Flow for the Six Months Ended June 30, 2024 (Unaudited)
Net Loss	$(14,478)	$1,435	$(13,043)
Change in fair value of convertible notes payable	$(2,531)	$(1,435)	$(3,966)

Condensed Consolidated Statement of Cash Flow for the Six Months Ended June 30, 2023 (Unaudited)
Net Loss	$(17,824)	$616	$(17,208)
Change in fair value of convertible notes payable	$3,649	$(616)	$3,033

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheet as of March 31, 2024 (Unaudited)
Convertible notes payables, current	$46,313	$(2,265)	$44,048
Total current liabilities	59,287	(2,265)	57,022
Total liabilities	59,337	(2,265)	57,072
Accumulated deficit	(143,223)	2,265	(140,958)
Total stockholders’ deficit	$(141,483)	$2,265	$(139,218)

Condensed Consolidated Statement of Operations and Comprehensive Loss for the Three Months Ended March 31, 2024 (Unaudited)
Convertible notes fair value adjustment	$1,673	$709	$2,382
Total other income (expense), net	797	709	1,506
Net loss	(8,018)	709	(7,309)
Comprehensive loss	(8,015)	709	(7,306)
Basic and diluted net loss per common share	$(10.28)	$0.91	$(9.37)

Condensed Consolidated Statement of Operations and Comprehensive Loss for the Three Months Ended March 31, 2023 (Unaudited)
Convertible notes fair value adjustment	$(2,361)	$327	$(2,034)
Total other income (expense), net	(2,622)	327	(2,295)
Net loss	(9,276)	327	(8,949)
Comprehensive loss	(9,280)	327	(8,953)
Basic and diluted net loss per common share	$(12.25)	$0.43	$(11.82)

Condensed Consolidated Statement of Convertible Preferred Stock and Stockholders’ Deficit for the Three Months Ended March 31, 2024 (Unaudited)
Accumulated Deficit Balance, December 31, 2023	$(135,205)	$1,556	$(133,649)
Total Stockholders’ Deficit Balance, December 31, 2023	(133,579)	1,556	(132,023)
Net Loss	(8,018)	709	(7,309)
Accumulated Deficit Balance, March 31, 2024	(143,223)	2,265	(140,958)
Total Stockholders’ Deficit Balance, March 31, 2024	$(141,483)	$2,265	$(139,218)

Condensed Consolidated Statement of Convertible Preferred Stock and Stockholders’ Deficit for the Three Months Ended March 31, 2023 (Unaudited)
Net Loss	$(9,276)	$327	$(8,949)
Accumulated Deficit Balance, March 31, 2023	(106,335)	327	(106,008)
Total Stockholders’ Deficit Balance, March 31, 2023	$(105,049)	$327	$(104,722)

Condensed Consolidated Statement of Cash Flow for the Three Months Ended March 31, 2024 (Unaudited)
Net Loss	$(8,018)	$709	$(7,309)
Change in fair value of convertible notes payable	$(1,673)	$(709)	$(2,382)

Condensed Consolidated Statement of Cash Flow for the Three Months Ended March 31, 2023 (Unaudited)
Net Loss	$(9,276)	$327	$(8,949)
Change in fair value of convertible notes payable	$2,361	$(327)	$2,034

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Unaudited Interim Financial Information

The accompanying interim condensed consolidated balance sheet as of June 30, 2024, the condensed consolidated statements of operations and comprehensive loss for the six months ended June 30, 2024 and 2023, the condensed consolidated statements of convertible preferred stock and stockholders’ deficit, and the condensed consolidated statements of cash flows for the six months ended June 30, 2024 and 2023, and the related footnote disclosures are unaudited. These unaudited interim financial statements have been prepared in accordance with U.S. GAAP and, in management’s opinion, on a basis consistent with the audited financial statements and reflect all adjustments which only include normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of June 30, 2024 and its results of operations and comprehensive loss for the six months ended June 30, 2024 and 2023, and cash flows for the six months ended June 30, 2024 and 2023. The results for the six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or any other interim period.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new standard at the time private companies adopt the new or revised standard.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Adagio Medical, Inc. and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Use of Estimates and Assumptions

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and disclosures of contingent assets and liabilities. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of revenue and expenses that are not readily apparent from other sources. Actual results could differ from those estimates.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates as one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less from the date of purchase, including its money market account, to be cash equivalents. All of the Company’s cash equivalents have liquid markets. Cash deposits held in accounts at each United States financial institution are insured up to $0.25 million by the Federal Deposit Insurance Corporation (“FDIC”). Cash deposits held in accounts at each European Union financial institution are insured up to €0.1 million by the Deposit Guarantee Scheme. The Company maintains its cash in bank deposit accounts that, at times, may exceed the stated insured limits. Any loss incurred or lack of access to uninsured funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows. Management does not expect any losses on such accounts.

Concentrations of Credit Risk and Off-Balance Sheet Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents. The Company deposits its cash and cash equivalents with major financial institutions; however, at times, deposits may exceed the amount of insurance provided. The Company has not experienced any losses on its deposits since inception.

As of June 30, 2024, $1.2 million of the Company’s cash was held with Silicon Valley Bank (“SVB”), and exceeded federally insured limits. On March 10, 2023, Silicon Valley Bank was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. On March 12, 2023, the Secretary of the Treasury, the chair of the Federal Reserve Board and the chairman of the FDIC released a joint statement related to the FDIC’s resolution of the Silicon Valley Bank receivership, which provided that all depositors would have access to all their money starting March 13, 2023. As of the issuance date of these financial statements, all cash deposited by the Company with SVB, now a division of First Citizens Bank and Trust Company, has been accessible by the Company.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Revenue Recognition

The Company generates product revenue primarily from the sale of cryoablation catheters, stylets, esophageal warming balloons, and other accessories (collectively, the “Consumables”) used with the Company’s cryoablation consoles (“Consoles”). The Company sells its products directly to hospitals and medical centers. To a lesser extent, the Company also generates lease revenue from the implied rental of Consoles loaned to customers at no charge.

The Company accounts for revenue earned from contracts with customers under ASC 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company recognizes revenue from sales to customers applying the following five steps:

●	Step 1: Identify the contract with the customer.
●	Step 2: Identify the performance obligations in the contract.
●	Step 3: Determine the transaction price.
●	Step 4: Allocate the transaction price to the performance obligations in the contract.
●	Step 5: Recognize revenue when, or as, the company satisfies a performance obligation.

The Company’s customer contracts generally have performance obligations that contain deliverables consisting of the Consumables and may also include Consoles loaned to customers. The Company evaluates each promise within a multiple-performance obligation arrangement to determine whether it represents a distinct performance obligation. The primary performance obligations in the Company’s customer arrangements from which it derives revenue is the sale of the Consumables.

When the Company loans the Console to the customer, it retains title to the Console at all times and does not require minimum purchase commitments from the customer related to any Consumables. In such cases, the Company invoices the customer for the Consumables based on customer orders received. Over time, the Company expects to recover the cost of the loaned Console through the customer’s continued purchasing and use of additional Consumables. For these reasons, the Company has determined that part of the arrangement consideration for the Consumables is an implied rental payment for use of the Console. Therefore, the Company allocates the arrangement consideration between the lease components (i.e., the Console) and non-lease components (i.e., the Consumables) based on the relative estimated standalone selling price of each distinct performance obligation consistent with ASC 842, Leases and ASC 606. Revenue allocated to the lease components was not material for the six months ended June 30, 2024 and 2023.

Revenue from sales to customers of the Consumables is classified as revenue in the Company’s condensed consolidated statements of operations and comprehensive loss. The delivery of the Consumables are performance obligations satisfied at a point in time, when the control of the goods is transferred to the customer (i.e., FOB Shipping Point). Revenue is recognized when control is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for the product.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Other Revenue Considerations

Revenue is reported net of sales tax. The Company has made the accounting policy election not to recognize a separate performance obligation for the shipment of products to the customer but to account for it as fulfillment cost.

The Company’s contracts primarily include fixed consideration. The Company only includes estimated variable amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Customers are generally required to pay within 30 days.

Any incremental costs to obtain contracts are recorded as selling, general and administrative expense as incurred due to the short duration of the Company’s contracts.

The Company does not assess whether promised goods or services are performance obligations if they are deemed immaterial in the context of the contract with the customer. Additionally, the Company does not assess whether a contract has a significant financing component if the expectation at contract inception is that the period between payment by the customer and the transfer of the promised goods or services to the customer will be one year or less.

For the six months ended June 30, 2024 and 2023, revenue was generated only from European markets.

Inventory

Inventory consists of raw materials, work-in-process, and finished products and is valued at the lower of cost or net realizable value. The method by which that amounts are removed from the inventory is first-in first-out (“FIFO”). Cost may include materials, labor, and manufacturing overhead. The carrying value of inventory is reviewed for potential impairment whenever indicators suggest that the cost of inventory exceeds the carrying value and management adjusts the inventory to its net realizable value. The Company also periodically evaluates inventory for estimated losses from excess quantities and obsolescence and writes down the cost of inventory to net realizable value at the time such determinations are made. Net realizable value is determined using the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. Inventory used in research and development activities is expensed when incurred.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets, generally three to five years, or, in the case of leasehold improvements, over the remaining life of the lease term. Specifically, Consoles had a five-year useful life as of December 31, 2023, and effective on January 1, 2024, the useful life of Consoles was changed to three years to better reflect the estimated periods during which these Consoles will remain in service. The impact of the change in the estimated useful life of Consoles is not material to the six months ended June 30, 2024, nor to the future remaining life of the Consoles.

Property and equipment includes equipment that is loaned to customers and located at customer premises. The Company retains ownership of the equipment held for evaluation by customers and has the right to remove the equipment if it is not being utilized according to expectations.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Concentrations

The Company had two suppliers exceed 10.0% of total accounts payable as of June 30, 2024, representing 82.0% of accounts payable. As of December 31, 2023, the Company had three suppliers exceed 10.0% of total accounts payable, representing 71.6% of accounts payable.

The Company’s five and ten largest suppliers accounted for approximately 45.3% and 55.0%, respectively, of the Company’s expenditures for the six months ended June 30, 2024. The Company’s five and ten largest suppliers accounted for approximately 29.2% and 37.6%, respectively, of the Company’s expenditures for the six months ended June 30, 2023.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment and finite-lived intangible assets, for impairment annually or whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss is recognized when the asset’s carrying value exceeds the total undiscounted cash flows expected from its use and eventual disposition. The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value. For the six months ended June 30, 2024 and 2023, the Company determined that there was no impairment of long-lived assets.

Foreign Currency Translation and Transactions

The assets, liabilities, and results of operations of Adagio Medical GmbH are recorded using the Euro as the designated functional currency, which is the currency of the primary economic environment in which Adagio Medical GmbH operates. Consequently, transactions in currencies other than Euro are measured and recorded in Euro. Upon consolidation with the Company, its assets and liabilities are translated to U.S. Dollars at currency exchange rates as of the condensed consolidated balance sheet date and its revenues and expenses are translated at the weighted-average currency exchange rates during the applicable reporting periods. Translation adjustments resulting from the process of translating this entity’s financial statements are reported in accumulated other comprehensive income (loss) in the condensed consolidated balance sheets and foreign currency translation adjustment in the condensed consolidated statements of operations and comprehensive loss.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Leases

The Company accounts for its lease property under ASC 842. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases, and are recorded on the condensed consolidated balance sheets as both a right-of-use asset and a lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate, which is the rate for collateralized borrowings based on the current economic environment, current borrowings, value of leases, currency in which the lease obligation is satisfied, rate sensitivity, lease term and materiality. Lease liabilities are increased by interest and reduced by payments each period, and the right-of-use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset results in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred.

The Company determines whether a contract is or contains a lease at the inception of the contract. A contract will be deemed to be or contain a lease if the contract conveys the right to control and direct the use of identified property, plant, or equipment for a period of time in exchange for consideration. The Company generally must also have the right to obtain substantially all of the economic benefits from the use of the property, plant, and equipment.

The Company uses the implicit rate in the lease agreement, when readily available, or its incremental borrowing rate as the basis to calculate the present value of future lease payments at lease commencement. The incremental borrowing rate represents the rate the Company would have to pay to borrow funds on a collateralize basis over a similar term and in a similar economic environment.

In calculating the right-of-use asset and lease liability, the Company elected to combine lease and non-lease components for its real estate leases. The Company adopted the policy election to exclude short-term leases having initial terms of 12 months from the initial recognition provisions of ASC 842. Refer to Note 10-Operating Leases for additional details.

The Company’s implied rental agreements for its consoles qualify as operating leases and as such, revenue is recognized in accordance with ASC 842, Leases and ASC 606, Revenue from Contracts with Customers. Revenue allocated to the lease components were not significant for the six months ended June 30, 2024 and June 30, 2023.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Cost of Revenue

Cost of revenue includes raw materials, direct labor, manufacturing overhead, shipping and receiving costs and other less significant indirect costs related to the production of the Company’s products.

Cost of revenue also includes the depreciation expense of Consoles loaned to the customers.

Research and Development

Research and development expenses consist primarily of salaries, consulting fees, and employee-related costs (including stock-based compensation) for personnel directly engaged in research and development activities, clinical trial expenses, equipment costs, material costs, allocated rent and facilities costs, and depreciation. Research and development expenses relating to possible future products are expensed as incurred. The Company also accrues and expenses costs for activities associated with clinical trials performed by third parties as incurred.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of salaries, and employee-related costs (including stock-based compensation) for personnel in executive, finance and other administrative functions, allocated rent and facilities costs, legal fees relating to intellectual property and corporate matters, professional fees for accounting and consulting services, marketing costs and insurance costs. The Company expenses all selling, general, and administrative costs as incurred. The incurred transaction costs are recorded in selling, general, and administrative costs.

Accrued Transaction Costs

In connection with the Business Combination, the Company accrued transaction costs, consisting primarily of legal, accounting and other professional fees, which were incurred and expensed as of June 30, 2024, but not yet paid. The accrued expenses are recorded in accrued transaction costs on the condensed consolidated balance sheets.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Fair Value Measurements

Fair value measurements are based on the premise that fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy is used in determining the inputs for measuring fair value:

●	Level 1-Quoted prices in active markets for identical assets or liabilities.
●	Level 2-Observable inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.
●	Level 3-Unobservable inputs which are supported by little or no market activity and consist of financial instruments valued using pricing models, discounted cash flow methodologies or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Management’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed, or initial amounts recorded may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange. The fair value of the convertible notes payable and warrant liabilities may be impacted by certain unobservable inputs, most significantly with regard to discount rates, expected volatility and historical and projected performance. Significant changes to these inputs in isolation could result in a significantly different fair value measurement.

Fair Value Option for Convertible Notes

As permitted under ASC 825, Financial Instruments (“ASC 825”), the Company elected the fair value option to account for the convertible promissory notes issued in October 2022 (the “October 2022 Convertible Notes”), April 2023 (the “April 2023 Convertible Notes”), November 2023 (the “November 2023 Convertible Notes”), February 2024 (the “February 2024 Convertible Notes”), May 2024 (the “May 2024 Convertible Notes”), and June 2024 (the “June 2024 Convertible Notes”) in order to measure those liabilities at amounts that more accurately reflect the current economic environment in which the Company operates. The Company recorded the October 2022 Convertible Notes, April 2023 Convertible Notes, November 2023 Convertible Notes, February 2024 Convertible Notes, May 2024 Convertible Notes, and June 2024 Convertible Notes at fair value at issuance and subsequently remeasures them to fair value at the end of each reporting period. Changes in fair value are recognized as convertible notes fair value adjustment in the condensed consolidated statements of operations and comprehensive loss. As a result of applying the fair value option, direct costs and fees related to the issuance of the October 2022 Convertible Notes, April 2023 Convertible Notes, November 2023 Convertible Notes, February 2024 Convertible Notes, May 2024 Convertible Notes, and June 2024 Convertible Notes were expensed as incurred (i.e., not recognized as deferred costs). Refer to Note 4-Fair Value Measurements for further detail.

The change in fair value of the convertible promissory notes, excluding amounts related to interest, is recorded in “Convertible notes fair value adjustment”, while amounts related to interest are recorded as interest expense in the consolidated statements of operations and comprehensive loss.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Recent Accounting Standards

The Company’s management does not believe there are any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s unaudited consolidated condensed financial statements.

Warrants

The Company accounts for certain common stock warrants and pre-funded warrants outstanding as warrant liabilities at fair value, determined using the Black-Scholes option pricing model, on the condensed consolidated balance sheets in accordance with ASC 815, Derivatives and Hedging (“ASC 815”).

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to a liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities are classified in the condensed consolidated balance sheets as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the condensed consolidated balance sheet date.

Changes in fair value are recognized as warrant liabilities fair value adjustment in the condensed consolidated statements of operations and comprehensive loss. The liability is subject to re-measurement at the end of each reporting period. See Note 9-Warrants for additional information related to the warrants.

Term Loan

The Company accounts for the term loan at residual value on the date of issuance. The expected life of the term loan is the contractual term ending on the maturity date. The Company classifies the term loan as current liabilities within twelve months of the maturity date or when otherwise due. Interest expense is recognized in the condensed consolidated statements of operations and comprehensive loss over the contractual term of the loan. See Note 8-Debt for additional information related to the term loan.

Convertible Preferred Stock

The Company records convertible preferred stock at fair value on the dates of issuance, net of issuance costs. Upon the occurrence of certain events that are outside the Company’s control, including a deemed liquidation event, holders of the convertible preferred stock can cause redemption for cash. Each share of preferred stock would automatically be converted into shares of common stock at the then effective conversion rate immediately upon the earlier of (i) the election of the holders of a majority of the outstanding shares of preferred stock, voting as a separate class on an as-converted to common stock basis, or (ii) the closing of the sale of the Company’s common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended, with aggregate offering proceeds to the Company (before deduction for underwriters’ discounts and expenses relating to the issuance) of at least $75.0 million and a public offering price per share equal to at least $67.83 (subject to adjustments for stock dividends, splits, combinations and similar events).

As the preferred stock is considered to be contingently redeemable, the preferred stock has been classified outside of permanent equity. The preferred stock will be accreted to its redemption value if the deemed liquidation events are considered probable of occurring.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Stock-Based Compensation

The Company recognizes compensation expense for all stock-based awards issued to employees and non-employees based on the estimated grant-date fair value, which is recognized as expense on a straight-line basis over the requisite service period. The Company has elected to recognize forfeitures as they occur. The fair value of stock options is determined using the Black-Scholes option-pricing model. The determination of fair value for stock-based awards on the date of grant using an option-pricing model requires management to make certain assumptions including expected volatility, expected term, risk-free interest rate and expected dividends in addition to the Company’s common stock valuation. Refer to Note 13-Stock-Based Compensation.

Due to the absence of an active market for the Company’s common stock, the Company utilized methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation to estimate the fair value of its common stock. In determining the exercise prices for options granted, the Company considered the fair value of the common stock as of the grant date. The fair value of the common stock is determined based upon a variety of factors, including the Company’s financial position, historical performance and operating results, the Company’s stage of development, the progress of the Company’s research and development programs, the prices at which the Company sold its convertible preferred stock, the superior rights, preferences and privileges of the Company’s convertible preferred stock relative to its common stock, external market conditions affecting the medical technologies industry, the lack of marketability of the Company’s common stock, prospects of a transaction and market performance of peer companies. Significant changes to the key assumptions underlying the factors used could result in different fair values of the Company at each valuation date.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the condensed consolidated financial statements. Deferred tax assets and liabilities are determined based on the difference between the condensed consolidated financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse and include Net Operating Loss (“NOL”) carryforwards and Research and Development (“R&D”) tax credit carryforwards. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances.

The Company adopted ASU 2019-12, Simplifying the Accounting for Income Taxes in the first quarter of 2021 and has recorded franchise taxes not based on income outside of income tax expense. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest and penalties on its condensed consolidated balance sheets and has not recognized interest and/or penalties in the condensed consolidated statements of operations and comprehensive loss for the six months ended June 30, 2024 and 2023, respectively.

To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits. Refer to Note 15-Income Taxes for additional details.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Note 4 - Fair Value Measurements

The Company’s financial instruments include its money market accounts (included as part of cash and cash equivalents), accounts receivable, accounts payable, common stock warrant liabilities, pre-funded warrant liabilities, and convertible notes payables. The recorded carrying amounts of cash and equivalents, accounts receivable and accounts payable approximates fair value due to their short-term nature. The convertible notes, common stock warrant liabilities, and pre-funded warrant liabilities are carried at fair value.

Assets and liabilities recognized at fair value on a recurring basis in the condensed consolidated balance sheets consists of cash equivalents, common stock warrant liabilities, pre-funded warrant liabilities, and convertible notes payables. These items are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The following tables summarize the Company’s financial instruments at fair value based on the fair value hierarchy for each class of instrument (in thousands):

			Level 3
June 30, 2024 (Unaudited)	Level 1	Level 2	(As Restated)
Assets:
Money market account	$24	$—	$—
Liabilities:
Convertible notes payables	$—	$—	$47,964
Common stock warrant liabilities	$—	$—	$64
Pre-funded warrant liabilities	$—	$—	$353

			Level 3
December 31, 2023	Level 1	Level 2	(As Restated)
Assets:
Money market account	$24	$—	$—
Liabilities:
Convertible notes payables	$—	$—	$36,430
Common stock warrant liabilities	$—	$—	$78

There were no transfers made among the three levels in the fair value hierarchy for the six months ended June 30, 2024 and for the year ended December 31, 2023.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Convertible promissory notes

On October 27, 2022, the Company entered into a note purchase agreement with investors for the issuance and sale of convertible promissory notes with an aggregate principal amount of $9.5 million at an interest rate of eight percent (8.0%) per annum. On April 4, 2023, November 28, 2023 and February 13, 2024, the October 2022 Convertible Notes were amended. Refer to Note 8-Debt for details.

On April 4, 2023, the Company issued a $5.0 million convertible promissory note that matures upon the termination of the Business Combination Agreement in accordance with its terms. The April 2023 Convertible Notes accrues simple interest at eight percent (8.0%) per annum. Additionally, the Company obtained the right to issue up to $10.0 million in additional convertible promissory notes. On February 13, 2023, November 28, 2023 and February 13, 2024, the April 2023 Convertible Notes were amended. As of June 30, 2024, the total of $15.0 million convertible promissory note has been drawn by the Company. Refer to Note 8-Debt for details.

On November 28, 2023, the Company issued a $2.0 million convertible promissory note that matures upon the termination of the Business Combination Agreement in accordance with its terms. The November 2023 Convertible Notes accrues simple interest at eight percent (8.0%) per annum. Additionally, the Company obtained the right to issue up to $6.0 million in additional convertible promissory notes (“Delayed Draw Commitment”). On December 13, 2023, December 28, 2023, and February 13, 2024, the November 2023 Convertible Notes were amended. As of June 30, 2024, the total of $8.0 million convertible promissory note has been drawn by the Company. Refer to Note 8-Debt for details.

On February 13, 2024, the Company issued a $7.0 million convertible promissory note that matures upon the termination of the Business Combination Agreement in accordance with its terms. The February 2024 Convertible Notes accrues simple interest at eight percent (8.0%) per annum. As of June 30, 2024, the total of $7.0 million convertible promissory note has been drawn by the Company. Refer to Note 8-Debt for details.

On May 21, 2024, the Company issued a $3.0 million convertible promissory note that matures upon the termination of the Business Combination Agreement in accordance with its terms. The May 2024 Convertible Notes accrues simple interest at eight percent (8.0%) per annum. As of June 30, 2024, the total of $3.0 million convertible promissory note has been drawn by the Company. Refer to Note 8-Debt for details.

On June 25, 2024, the Company issued a $2.5 million convertible promissory note that matures upon the termination of the Business Combination Agreement in accordance with its terms. The June 2024 Convertible Notes accrues simple interest at eight percent (8.0%) per annum. As of June 30, 2024, the total of $2.5 million convertible promissory note has been drawn by the Company. Refer to Note 8-Debt for details.

The Company measures the October 2022 Convertible Notes, the April 2023 Convertible Notes, the November 2023 Convertible Notes, the February 2024 Convertible Notes, the May 2024 Convertible Notes, and the June 2024 Convertible Notes (collectively, “Convertible Notes”) at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the Convertible Notes related to updated assumptions and estimates were recognized as convertible notes fair value adjustment within the condensed consolidated statements of operations and comprehensive loss.

In determining the fair value of the Convertible Notes as of June 30, 2024, the Company applied the probability-weighted expected return method (“PWERM”). The PWERM determines the value of an instrument based upon an analysis of future values for the potential instrument payouts under different future outcomes. The instrument value is based upon the present value of the probability of each future outcome becoming available to the instrument holders, and the rights of each security.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

The Company calculated the estimated fair value of convertible promissory notes as of June 30, 2024 using the following assumptions:

		Expected
		Term	Risk-Free
As of June 30, 2024 (Unaudited)	Discount rate	(years)	interest rate	Volatility
October 2022 Convertible Notes	38.70%	0.04	5.50%	385%
April 2023 Convertible Notes	31.90%	0.04	5.50%	385%
November 2023 Convertible Notes	31.90%	0.04	5.50%	385%
February 2024 Convertible Notes	31.90%	0.04	5.50%	385%
May 2024 Convertible Notes	31.90%	0.04	5.50%	385%
June 2024 Convertible Notes	31.90%	0.04	5.50%	385%

The following table presents changes in the Level 3 convertible promissory notes measured at fair value for the periods ended June 30, 2024 and December 31, 2023, respectively (in thousands):

	Balance		Fair value
	(beginning of		measurement	Balance
	period)		adjustments	(end of period)
Six months ended June 30, 2024 (Unaudited)	(As Restated)	Additions	(As Restated)	(As Restated)
October 2022 Convertible Notes	$12,561	$—	$250	$12,811
April 2023 Convertible Notes	14,757	—	114	$14,871
November 2023 Convertible Notes	9,112	3,000	(4,114)	$7,998
February 2024 Convertible Notes	—	7,000	(217)	$6,783
May 2024 Convertible Notes	—	3,000	—	$3,000
June 2024 Convertible Notes	—	2,500	1	$2,501

			Fair value
	Balance		measurement	Balance
	(beginning of		adjustments	(end of period)
Year ended December 31, 2023	period)	Additions	(As Restated)	(As Restated)
October 2022 Convertible Notes	$9,500	$—	$3,061	$12,561
April 2023 Convertible Notes	—	15,000	(243)	$14,757
November 2023 Convertible Notes	—	5,000	4,112	$9,112

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Common Stock Warrant Liabilities

The Company measured its common stock warrants at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the common stock warrants related to updated assumptions and estimates were recognized as warrant liabilities fair value adjustment within the condensed consolidated statements of operations and comprehensive loss.

The Company calculated the estimated fair value of common stock warrant liabilities as of June 30, 2024, using the following assumptions:

June 30, 2024
(Unaudited)
Expected Volatility	115% - 385%
Risk Free rate	4.3% - 5.4%
Expected dividend yield	0.0%
Expected term (years)	0.3 - 8.6

The following table presents changes in the Level 3 warrant liabilities measured at fair value for the six months ended June 30, 2024 and year ended December 31, 2023, respectively (in thousands):

Six months ended June 30, 2024 (Unaudited)	Common Stock Warrant Liabilities
Balance (beginning of period)	$78
Additions	—
Fair value measurement adjustments	(14)
Balance (end of period)	$64

Year ended December 31, 2023	Common Stock Warrant Liabilities
Balance (beginning of year)	$—
Additions	36
Fair value measurement adjustments	42
Balance (end of year)	$78

Pre-funded Warrant Liabilities

On June 25, 2024, the Company issued to certain investor the pre-funded warrants to purchase the Company’s Series E Preferred Stock, in exchange of the investor’s existing holding of Series E Preferred Stock. The exercise price of the pre-funded warrants is $0.001 per warrant share. The Company measured the pre-funded warrants at fair value based on the indicated fair value of Series E Preferred Stock, which is not observable in the market. The measurement caused the pre-funded warrant to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the pre-funded warrants were recognized as warrant liabilities fair value adjustment within the condensed consolidated statements of operations and comprehensive loss.

As of June 30, 2024, the Company estimated the fair value of Series E Preferred Stock by applying a conversion factor of 1.08 to the indicated fair value of Adagio common stock. Refer to Note 9-Warrants for additional information related to the pre-funded warrants.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Note 5 - Inventory, net

Inventory as of June 30, 2024 and December 31, 2023 consists of the following (in thousands):

	June 30, 2024	December 31, 2023
	(Unaudited)
Raw materials	$2,450	$2,211
Work-in-Process	469	197
Finished goods	1,143	914
Total inventory	$4,062	$3,322

Obsolete and expired inventory are expensed as incurred. Inventory is recorded net of obsolescence and manufacturing scrap of $0.3 million and $62.0 thousand for the six months ended June 30, 2024 and 2023.

Note 6 - Property and Equipment

The Company’s property and equipment, net, as of June 30, 2024 and December 31, 2023 consists of the following (in thousands):

	June 30, 2024	December 31, 2023
	(Unaudited)
Consoles	$1,700	$1,565
Other machinery and equipment	905	772
Leasehold improvements	308	305
Tools and molds	230	221
Computer equipment	190	193
Demo equipment	66	66
Furniture and fixtures	49	49
Construction in process	—	54
Vehicles	39	39
Total property, plant, and equipment	3,487	3,264
Less: accumulated depreciation	(2,333)	(1,777)
Property and equipment, net	$1,154	$1,487

Depreciation expense was $0.6 million and $0.3 million for the six months ended June 30, 2024 and 2023, respectively.

Note 7 - Accrued Liabilities

The following table presents details of accrued liabilities as of June 30, 2024 and December 31, 2023 (in thousands):

	June 30, 2024	December 31, 2023
	(Unaudited)
Compensation and related expenses	$2,467	$1,566
Research and development expenses	757	1,191
Other	205	291
Total accrued liabilities	$3,429	$3,048

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Note 8 - Debt

Outstanding debt as of June 30, 2024 and December 31, 2023 consists of the following (in thousands):

	June 30, 2024	December 31, 2023
	(As Restated)	(As Restated)
	(Unaudited)
October 2022 Convertible Notes measured at fair value	$12,811	$12,561
April 2023 Convertible Notes measured at fair value	14,871	14,757
November 2023 Convertible Notes measured at fair value	7,998	9,112
February 2024 Convertible Notes measured at fair value	6,783	—
May 2024 Convertible Notes measured at fair value	3,000	—
June 2024 Convertible Notes measured at fair value	2,501	—
SVB term loan	990	1,838
Total outstanding debt	$48,954	$38,268

October 2022 Convertible Notes

On October 27, 2022, the Company entered into the October 2022 Convertible Notes with investors for the issuance and sale of convertible promissory notes with an aggregate principal amount of $9.5 million at an interest rate of eight percent (8.0%) per annum.

On April 4, 2023, the October 2022 Convertible Notes, which had an original maturity date of October 27, 2023, were amended to extend the maturity date to the latest of (i) January 5, 2024, (ii) termination of agreements between the Company and ARYA in connection with a non-binding summary of certain proposed terms and conditions of a potential business combination (the “Transaction”), or (iii) the termination or lapse of the exclusivity period as defined in the non-binding term sheet as mentioned above. The October 2022 Convertible Notes agreement was also amended to subordinate the October 2022 Convertible Notes to the April 2023 Convertible Notes (as described below) and provide for the conversion of all principals and accrued interest in respect of all the October 2022 Convertible Notes into shares of Series E Preferred Stock of the Company in connection with the Transaction.

On November 28, 2023, the October 2022 Convertible Notes agreement was further amended to subordinate the October 2022 Convertible Notes to the April 2023 Convertible Notes and the November 2023 Convertible Notes (as described below). In addition, in the event of the consummation of the Transaction, all principal and accrued interest in respect of the October 2022 Convertible Notes shall be converted into shares of the Company’s common stock, when multiplied by the exchange ratio applicable to the Company’s common stock in the Transaction, will entitle the holder of this note to receive a number of shares of the same class of common stock that are issued in the Private Investment in Public Equity Financing (“PIPE Financing”) equal to the then outstanding principal amount and any accrued and unpaid interest under this note, divided by 75% of the effective price of each share of common stock sold in the PIPE Financing.

In the event of the sale of equity securities in the Company’s next round of equity financing of at least $10.0 million (excluding conversion of the October 2022 Convertible Notes) prior to the maturity date (a “Qualified Financing”), all principal and accrued interest shall be converted into shares or units of the same class or series as are sold in the Qualified Financing.

In the event of the sale of equity securities in the Company’s next round of equity financing prior to the maturity date that is not a Qualified Financing (“Non-Qualified Financing”), the notes will automatically convert into shares or units of the same class or series as are sold in such Non-Qualified Financing.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

For the conversion under both Qualified Financing and Non-Qualified Financing, the per share/unit conversion price for such equity securities shall be the lesser of (i) 75% of the average per share/unit price in such equity financing and (ii) an amount equal to $146.9 million divided by the number of fully diluted common stock (or unit) equivalents at the time of the Qualified Financing or Non-Qualified Financing. In the event that (i) or (ii) applies, the Company may create a sub-series of the preferred security on identical terms to the security issued in the Qualified Financing or Non-Qualified Financing, except that the aggregate liquidation preference of the sub-series will equal the total principal and accrued interest under the notes at the time of conversion.

In the event there is no subsequent round of financing, the notes would become due and payable in accordance with the terms of the convertible note agreement.

On February 13, 2024, the October 2022 Convertible Notes agreement was further amended to extend the maturity date to the termination of the Business Combination Agreement, and subordinate the October 2022 Convertible Notes to the April 2023 Convertible Notes, the November 2023 Convertible Notes, and February 2024 Convertible Notes (as described below).

The total of $9.5 million principal was received by the Company as of December 31, 2022. As of June 30, 2024 and December 31, 2023, the principal amount outstanding was $9.5 million.

For the six months ended June 30, 2024 and 2023, the interest expense was $0.4 million and $0.4 million, respectively.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

April 2023 Convertible Notes

On April 4, 2023, the Company issued a $5.0 million convertible promissory note that matures on the latest of (i) January 5, 2024, (ii) termination of agreements between the Company and ARYA in connection with a non-binding summary of the Transaction, or (iii) the termination or lapse of the exclusivity period as defined in the non-binding term sheet as mentioned above. The April 2023 Convertible Notes accrues simple interest at eight percent (8.0%) per annum. Additionally, the Company obtained the right to issue up to $10.0 million in additional convertible promissory notes available beginning one month after April 4, 2023 through the occurrence of an ARYA stockholder vote with regard to a transaction. During the period from April 4, 2023 to December 31, 2023, the Company issued the additional $10.0 million.

On November 28, 2023, the April 2023 Convertible Notes were amended to align certain terms of the April 2023 Convertible Notes with the November 2023 Convertible Notes.

In the event of the consummation of the Transaction, this note shall automatically convert into the type of securities that are issued in the PIPE Financing in an amount equal to the then-outstanding principal amount and any accrued and unpaid interest, divided by the effective price of the securities sold in the PIPE Financing.

Upon termination of the Transaction and prior to a Qualified Financing, all of the then-outstanding principal amount of this note and all other notes issued and any accrued and unpaid interest could be converted into an amount of shares of the Company’s Series E Preferred Stock equal to the to be converted principal amount and any accrued and unpaid interest divided by the price per share/unit equal to $24.0 million divided by the Company’s fully-diluted common stock equivalents at the time of the closing date of the conversion, provided that the Company shall cause the shares of Series E Preferred Stock issued upon conversion of this note to bear an aggregate liquidation preference amount equal to 120% of the then-outstanding principal amount and accrued and unpaid interest under this note at the time of conversion.

In the event of any sale of a new series or class of preferred equity securities by the Company following the termination of the Transaction with aggregate proceeds of at least $10.0 million (a “Qualified Financing”), the then-outstanding principal amount and any accrued and unpaid interest could be converted into either the Company’s Series E Preferred Stock, or the shares to be issued and sold in the Qualified Financing, in each case in an amount that is equal to (I) the to be converted principal amount and any accrued and unpaid interest divided by (II) the price per share/unit equal to the lesser of (aa) 75% of the per share/unit price in such Qualified Financing and (bb) an amount equal to $24.0 million divided by the number of fully-diluted common stock (or unit) equivalents at the time of the Qualified Financing. In the event that the preferred equity security issued in the Qualified Financing bears a liquidation preference less than 120%, the Company will create a sub-series of such preferred security on identical terms to the security issued in the Qualified Financing, except that the aggregate liquidation preference of such sub-series will be an amount equal to 120% of the then-outstanding principal amount and accrued and unpaid interest under this note at the time of conversion.

In the event that the Company liquidates, the Company shall immediately upon the consummation of the change-of-control transaction or the liquidation event and prior to any payment to the equity holders of the Company, pay to the investor an amount equal to the greater of 120% of the sum of (i) the then-outstanding principal amount and all accrued and unpaid interest hereunder plus (ii) all accrued and unpaid dividends owed to the investor or such amount if all then-outstanding principal amount and any accrued and unpaid interest had be converted into common stock.

As of June 30, 2024 and December 31, 2023, the principal amount outstanding was $15.0 million.

For the six months ended June 30, 2024 and 2023, the interest expense was $0.5 million and $0.1 million, respectively.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

November 2023 Convertible Notes

On November 28, 2023, the Company issued to Perceptive Life Sciences Master Fund, Ltd. (“Perceptive PIPE Investor”) a $2.0 million convertible promissory note that matures on the latest of (i) January 5, 2024, (ii) termination of agreements between the Company and ARYA in connection with a non-binding summary of the Transaction, or (iii) the termination or lapse of the exclusivity period as defined in the non-binding term sheet as mentioned above. The November Convertible Notes accrues simple interest at eight percent (8.0%) per annum. Additionally, the Company obtained the right to issue up to $6.0 million of Delayed Draw Commitment.

In the event of the consummation of the Transaction, this note shall automatically convert into the type of securities that are issued in the PIPE Financing in an amount equal to the then-outstanding principal amount and any accrued and unpaid interest, divided by the effective price of the securities sold in the PIPE Financing.

Upon termination of the Transaction and prior to a Qualified Financing, all of the then-outstanding principal amount of this note and all other notes issued and any accrued and unpaid interest could be converted into an amount of shares of the Company’s Series E Preferred Stock equal to the to be converted principal amount and any accrued and unpaid interest divided by the price per share/unit equal to $24.0 million divided by the Company’s fully-diluted common stock equivalents at the time of the closing date of the conversion, provided that the Company shall cause the shares of Series E Preferred Stock issued upon conversion of this note to bear an aggregate liquidation preference amount equal to 120% of the then-outstanding principal amount and accrued and unpaid interest under this note at the time of conversion.

In the event of any sale of a new series or class of preferred equity securities by the Company following the termination of the Transaction with aggregate proceeds of at least $10.0 million (a “Qualified Financing”), the then-outstanding principal amount and any accrued and unpaid interest could be converted into either the Company’s Series E Preferred Stock, or the shares to be issued and sold in the Qualified Financing, in each case in an amount that is equal to (I) the to be converted principal amount and any accrued and unpaid interest divided by (II) the price per share/unit equal to the lesser of (aa) 75% of the per share/unit price in such Qualified Financing and (bb) an amount equal to $24.0 million divided by the number of fully-diluted common stock (or unit) equivalents at the time of the Qualified Financing. In the event that the preferred equity security issued in the Qualified Financing bears a liquidation preference less than 120%, the Company will create a sub-series of such preferred security on identical terms to the security issued in the Qualified Financing, except that the aggregate liquidation preference of such sub-series will be an amount equal to 120% of the then-outstanding principal amount and accrued and unpaid interest under this note at the time of conversion.

In December 2023, the November 2023 Convertible Notes were amended to permit the issuance of a Delayed Draw Commitment in the principal amount of $1.0 million and $2.0 million on December 13, 2023 and December 28, 2023, respectively. The combined $3.0 million convertible promissory notes were issued pursuant to the clause and terms in the November 2023 Convertible Notes agreement.

As of June 30, 2024 and December 31, 2023, the principal amount outstanding was $8.0 million and $5.0 million, respectively.

For the six months ended June 30, 2024, the interest expense was $0.3 million.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

February 2024 Convertible Notes

On February 13, 2024, the Company issued to Perceptive PIPE Investor a principal of $7.0 million convertible promissory note that matures upon the termination of the Business Combination Agreement in accordance with its terms. The February 2024 Convertible Notes accrues simple interest at eight percent (8.0%) per annum.

In the event of the consummation of the Transaction, effective upon the closing of the Transaction, the February 2024 Convertible Notes will automatically be cancelled (or transferred to New Adagio) in connection with the issuance of New Adagio Convertible Notes (as defined below) to Perceptive PIPE Investor, pursuant to, and in accordance with, the note purchase agreement and the Convertible Security Subscription Agreement (as defined below), dated February 13, 2024, by and among New Adagio, ARYA, the Company and Perceptive PIPE Investor. Any interest accrued on the principal amount will be forfeited in connection with a cancellation (or transfer of the February 2024 Convertible Notes to New Adagio).

Upon termination of the Transaction and prior to a Qualified Financing (as defined below), all of the then-outstanding principal amount of this note and any accrued and unpaid interest could be converted into an amount of shares of the Company’s Series E Preferred Stock equal to the to be converted principal amount and any accrued and unpaid interest divided by the price per share/unit equal to $24.0 million divided by the Company’s fully-diluted common stock equivalents at the time of the closing date of the conversion, provided that the Company shall cause the shares of Series E Preferred Stock issued upon conversion of this note to bear an aggregate liquidation preference amount equal to 120% of the then-outstanding principal amount and accrued and unpaid interest under this note at the time of conversion.

In the event of any sale of a new series or class of preferred equity securities by the Company following the termination of the Transaction with aggregate proceeds of at least $10.0 million (excluding conversion of the October 2022 Convertible Notes, the April 2023 Convertible Notes, the November 2023 Convertible Notes, and the February 2024 Convertible Notes) (a “Qualified Financing”), the then-outstanding principal amount and any accrued and unpaid interest could be converted into either the Company’s Series E Preferred Stock, or the shares to be issued and sold in the Qualified Financing, in each case in an amount that is equal to (I) the to be converted principal amount and any accrued and unpaid interest divided by (II) the price per share/unit equal to the lesser of (aa) 75% of the per share/unit price in such Qualified Financing and (bb) an amount equal to $24.0 million divided by the number of fully-diluted common stock (or unit) equivalents at the time of the Qualified Financing. In the event that the preferred equity security issued in the Qualified Financing bears a liquidation preference less than 120%, the Company will create a sub-series of such preferred security on identical terms to the security issued in the Qualified Financing, except that the aggregate liquidation preference of such sub-series will be an amount equal to 120% of the then-outstanding principal amount and accrued and unpaid interest under this note at the time of conversion.

As of June 30, 2024, the principal amount outstanding was $7.0 million.

For the six months ended June 30, 2024, the interest expense was $0.2 million.

In connection with the Business Combination, certain investors entered a securities purchase agreement, dated February 13, 2024, with ListCo (the “Convertible Security Subscription Agreement”), pursuant to which ListCo will issue on the closing date to the certain investors (“Convert Investors”) $20.0 million of 13% senior secured convertible notes (the “New Adagio Convertible Notes”), which will be convertible into shares of New Adagio common stock, and warrants (the “Convert Warrants”), each of which will be exercisable on a cashless basis or for one share of New Adagio common stock at $24.00 per share, subject to adjustment (the “Base Convert Financing”). The New Adagio Convertible Notes will have a maturity of three years and nine months after the closing and interest will be payable in cash or compound as additional principal outstanding.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

On the closing date, the February 2024 Convertible Notes will convert into New Adagio Convertible Notes and Convert Warrants on the same terms as the other Convert Investors executing the Convertible Security Subscription Agreement (the conversion of the 2024 Bridge Financing Note held by the Perceptive PIPE Investor into New Adagio Convertible Notes and Convert Warrants and purchase of New Adagio Convertible Notes and Convert Warrants by the other Convert Investors in the Base Convert Financing, the “Convertible Security Financing”). Subject to ARYA and New Adagio receiving any new financing or commitment for financing, whether in the form of equity, debt or convertible debt, before the closing date, the Perceptive PIPE Investor may request that on the closing date the February 2024 Convertible Notes is repaid with the funds raised in connection with such Additional Financing instead of such 2024 Bridge Financing Note converting into New Adagio Convertible Notes and Convert Warrants. The New Adagio Convertible Notes, the Convert Warrants or any shares of New Adagio common stock issuable in connection with the Convertible Security Financing have not been registered under the Securities Act and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ListCo will grant the Perceptive PIPE Investor and the Convert Investors certain registration rights in connection with the Convertible Security Financing. The Convertible Security Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

May 2024 Convertible Notes

On May 21, 2024, the Company issued to Perceptive PIPE Investor a $3.0 million convertible promissory note that matures upon the termination of the Business Combination Agreement in accordance with its terms. The May 2024 Convertible Notes accrues simple interest at eight percent (8.0%) per annum.

In the event of the consummation of the Transaction, this note shall automatically convert into the type of securities that are issued in the PIPE Financing in an amount equal to the then-outstanding principal amount and any accrued and unpaid interest, divided by the effective price of the securities sold in the PIPE Financing.

Upon termination of the Transaction and prior to a Qualified Financing, all of the then-outstanding principal amount of this note and all other notes issued and any accrued and unpaid interest could be converted into an amount of shares of the Company’s Series E Preferred Stock equal to the to be converted principal amount and any accrued and unpaid interest divided by the price per share/unit equal to $24.0 million divided by the Company’s fully-diluted common stock equivalents at the time of the closing date of the conversion, provided that the Company shall cause the shares of Series E Preferred Stock issued upon conversion of this note to bear an aggregate liquidation preference amount equal to 120% of the then-outstanding principal amount and accrued and unpaid interest under this note at the time of conversion.

In the event of any sale of a new series or class of preferred equity securities by the Company following the termination of the Transaction with aggregate proceeds of at least $10.0 million (a “Qualified Financing”), the then-outstanding principal amount and any accrued and unpaid interest could be converted into either the Company’s Series E Preferred Stock, or the shares to be issued and sold in the Qualified Financing, in each case in an amount that is equal to (I) the to be converted principal amount and any accrued and unpaid interest divided by (II) the price per share/unit equal to the lesser of (aa) 75% of the per share/unit price in such Qualified Financing and (bb) an amount equal to $24.0 million divided by the number of fully-diluted common stock (or unit) equivalents at the time of the Qualified Financing. In the event that the preferred equity security issued in the Qualified Financing bears a liquidation preference less than 120%, the Company will create a sub-series of such preferred security on identical terms to the security issued in the Qualified Financing, except that the aggregate liquidation preference of such sub-series will be an amount equal to 120% of the then-outstanding principal amount and accrued and unpaid interest under this note at the time of conversion.

As of June 30, 2024, the principal amount outstanding was $3.0 million.

For the six months ended June 30, 2024, the interest expense was $26.3 thousand.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

June 2024 Convertible Notes

On June 25, 2024, the Company issued to Perceptive PIPE Investor a $2.5 million convertible promissory note that matures upon the termination of the Business Combination Agreement in accordance with its terms. The June 2024 Convertible Notes accrues simple interest at eight percent (8.0%) per annum.

In the event of the consummation of the Transaction, this note shall automatically convert into the type of securities that are issued in the PIPE Financing in an amount equal to the then-outstanding principal amount and any accrued and unpaid interest, divided by the effective price of the securities sold in the PIPE Financing.

Upon termination of the Transaction and prior to a Qualified Financing, all of the then-outstanding principal amount of this note and all other notes issued and any accrued and unpaid interest could be converted into an amount of shares of the Company’s Series E Preferred Stock equal to the to be converted principal amount and any accrued and unpaid interest divided by the price per share/unit equal to $24.0 million divided by the Company’s fully-diluted common stock equivalents at the time of the closing date of the conversion, provided that the Company shall cause the shares of Series E Preferred Stock issued upon conversion of this note to bear an aggregate liquidation preference amount equal to 120% of the then-outstanding principal amount and accrued and unpaid interest under this note at the time of conversion.

In the event of any sale of a new series or class of preferred equity securities by the Company following the termination of the Transaction with aggregate proceeds of at least $10.0 million (a “Qualified Financing”), the then-outstanding principal amount and any accrued and unpaid interest could be converted into either the Company’s Series E Preferred Stock, or the shares to be issued and sold in the Qualified Financing, in each case in an amount that is equal to (I) the to be converted principal amount and any accrued and unpaid interest divided by (II) the price per share/unit equal to the lesser of (aa) 75% of the per share/unit price in such Qualified Financing and (bb) an amount equal to $24.0 million divided by the number of fully-diluted common stock (or unit) equivalents at the time of the Qualified Financing. In the event that the preferred equity security issued in the Qualified Financing bears a liquidation preference less than 120%, the Company will create a sub-series of such preferred security on identical terms to the security issued in the Qualified Financing, except that the aggregate liquidation preference of such sub-series will be an amount equal to 120% of the then-outstanding principal amount and accrued and unpaid interest under this note at the time of conversion.

As of June 30, 2024, the principal amount outstanding was $2.5 million.

For the six months ended June 30, 2024, the interest expense was $2.7 thousand.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

SVB Term Loan

On February 3, 2023, the Company entered into an agreement to obtain an initial term loan advance of $3.0 million and a right to issue a subsequent term loan advance of $2.0 million pursuant to the Loan and Security Agreement (“LSA”) with Silicon Valley Bank (“SVB Term Loan”). The loans mature on January 1, 2025 and the Company must make monthly payments at a floating rate per annum equal to the greater of (1) seven percent (7.0%) and (2) the market prime rate plus one and one half of one percent (1.5%).

In connection with the issuance of the SVB Term Loan, the Company issued liability - classified warrants with a fair value of $28.5 thousand to purchase 32,720 shares of common stock of the Company (“Initial Warrants”), and a contingent right, with a fair value of $7.1 thousand, to obtain an additional 16,360 shares of the common stock (“Additional Warrants”) upon the nonoccurrence of the Interest Only Milestone. The Interest Only Milestone (“Milestone”) refers to a specific condition that is met on or before April 30, 2023. To satisfy this Milestone, the Company must ensure that no event of default has occurred. If this condition is met, the Company must provide SVB (i) the intent for the sale of all capital stock of the Company, or (ii) an executed term sheet for a priced equity financing of at least $40.0 million from the sale of the Company’s capital stock.

The initial recognition of the warrant liabilities and the contingent right resulted in a discount of $35.6 thousand to the SVB Term Loan. The discount is being amortized to interest expense over the term of the LSA.

As of June 30, 2024, the subsequent term loan advance of $2.0 million had not been drawn. As of June 30, 2024 and December 31, 2023, the outstanding principal of SVB Term Loan is $1.0 million and $1.9 million, respectively; and the unamortized debt discount is $9.7 thousand and $19.4 thousand, respectively. For the six months ended June 30, 2024 and 2023, the interest expense was $78.3 thousand and $0.1 million, respectively.

Note 9 - Warrants

SVB Common Stock Warrant

On February 3, 2023, in conjunction with the LSA, the Company issued Initial Warrants to purchase 32,720 shares of common stock of the Company, and a contingent right to obtain an additional 16,360 shares of the common stock upon the nonoccurrence of the Interest Only Milestone as mentioned above. The Additional Warrants are subject to the same terms as the Initial Warrants (collectively “SVB Warrants”). As of June 30, 2024, the Additional Warrants had not been distributed. All the Additional Warrants were distributed as of June 30, 2023.

The exercise price of the SVB Warrants is $7.97 per share. The warrants are fully exercisable and will expire on February 3, 2033.

Pre-funded Warrants

On June 25, 2024, in conjunction with the Series E Preferred Stock exchange agreement (refer to Note 12-Mezzanine Equity and Stockholders’ Deficit), the Company issued to a certain investor 207,902 shares of pre-funded warrants to purchase 207,902 shares of Series E Preferred Stock, in exchange of the investor’s existing holding of 207,902 shares of Series E Preferred Stock.

The exercise price of the pre-funded warrants is $0.001 per share. The pre-funded warrants are exercisable, at the option of the holder, on any day on or after the issuance date, in whole or in part. As an alternative to immediate cash payment, the investor may elect to exercise the pre-funded warrant through a cashless exercise.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Note 10 - Operating Leases

The Company leases distribution and research and development facilities as well as sub-leases office and manufacturing space from third parties and related parties (refer to Note 16-Related Party Transactions) under its operating leases. The leases have expirations ranging from July 2024 to June 2026, some of which include rent escalations or an option to extend the lease for up to three years per renewal. The exercise of lease renewal options is at the sole discretion of the Company. Where leases contain an option to renew, any period beyond the option date is only included as part of the lease term if the Company is reasonably certain to exercise the option.

As of June 30, 2024 and December 31, 2023, the Company does not have any finance or short-term leases and has not entered into leases which have not yet commenced that would entitle the Company to significant rights or create additional obligations during the periods as of June 30, 2024 and December 31, 2023.

The following table summarizes quantitative information of the Company’s operating leases for the six months ended June 30, 2024 and 2023 (in thousands):

Six months ended June 30 (Unaudited)	2024	2023
Operating cash flows paid for operating leases	$92	$88

Weighted average remaining lease term (years)	1.8	1.9
Weighted average discount rate	8.0%	8.0%

Operating lease cost was $0.1 million and $0.1 million for the six months ended June 30, 2024 and 2023, respectively. The Company did not incur any variable lease cost for the six months ended June 30, 2024 and 2023.

The following table presents the future minimum payments under the non-cancelable operating leases as of June 30, 2024 (in thousands):

Six months ending June 30 (Unaudited)
Six months ending December 31, 2024	$79
Year ending December 31, 2025	154
Year ending December 31, 2026	48
Total undiscounted future cash flows	281
Less: imputed interest	(18)
Total operating lease liability	$263

Note 11 - Commitments and Contingencies

Litigation

The Company is not currently party to any legal proceedings. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings, if any.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Note 12 - Mezzanine Equity and Stockholders’ Deficit

Authorized Shares

The Company’s Amended and Restated Articles of Incorporation authorize the issuance of two classes of stock designated as common and preferred stock, each having a par value of $0.001 per share. The number of shares authorized as of June 30, 2024 is 11,534,892 consisting of 6,594,946 shares of common stock and 4,939,946 shares of preferred stock, designated as Series A, Series B, Series C, Series D, and Series E preferred stock in the amounts included in the table below.

Convertible Preferred Stock

The Company classifies convertible preferred stock as temporary equity on the accompanying condensed consolidated balance sheets, as all such preferred stock is redeemable either at the option of the holder or upon an event outside the control of the Company. The requirements of a deemed liquidation event, as defined within its amended and restated certificate of incorporation filed in November 2020, are not entirely within the Company’s control. In the event of such a deemed liquidation event, the proceeds from the event are distributed in accordance with the liquidation preferences, provided that the holders of preferred stock have not converted their shares into common stock. The Company records the issuance of preferred stock at the issuance price less related issuance costs. The Company has not adjusted the carrying value of outstanding preferred stock to its liquidation preference because a deemed liquidation event is not probable of occurring as of the end of the reporting period.

During the six months ended June 30, 2024, the Company executed the following transactions:

●	On June 25, 2024, 207,902 shares of Series E Preferred Stock were extinguished and exchanged for 207,902 shares of pre-funded warrants to purchase Series E Preferred Stock. See Note 9-Warrants for additional information regarding the pre-funded warrants. The difference between the carrying value of the extinguished Series E Preferred Stock and the fair value of the issued pre-funded warrants is recorded in additional paid-in capital.

There were no preferred stock transactions during the year ended December 31, 2023.

The following table summarizes information related to issuance of the Company’s preferred stock as of June 30, 2024 (in thousands, except share data):

Preferred	Number of			Conversion	Number of
Stock	Shares	Shares Issued	Carrying Value	Price Per	Common Stock	Liquidation
Class	Authorized	and Outstanding	(1)	Share	Equivalent Shares	Preference
Series A	270,856	270,856	$2,500	$9.23	270,856	$2,500
Series B	815,730	815,730	10,626	13.04	815,730	10,637
Series C	981,596	981,596	15,988	16.30	981,596	16,000
Series D	992,064	992,064	19,990	20.16	992,064	20,000
Series E	1,879,700	1,671,798	37,679	22.61	1,671,798	37,799
	4,939,946	4,732,044	$86,783		4,732,044	$86,936

(1)	The carrying value reflects the gross proceeds received from the sale of the preferred stock less issuance costs.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

The following table summarizes information related to issuance of the Company’s preferred stock as of December 31, 2023 (in thousands, except share data):

Preferred	Number of			Conversion	Number of
Stock	Shares	Shares Issued	Carrying Value	Price Per	Common Stock	Liquidation
Class	Authorized	and Outstanding	(1)	Share	Equivalent Shares	Preference
Series A	270,856	270,856	$2,500	$9.23	270,856	$2,500
Series B	815,730	815,730	10,626	13.04	815,730	10,637
Series C	981,596	981,596	15,988	16.30	981,596	16,000
Series D	992,064	992,064	19,990	20.16	992,064	20,000
Series E	1,879,700	1,879,700	42,365	22.61	1,879,700	42,500
	4,939,946	4,939,946	$91,469		4,939,946	$91,637

(1)	The carrying value reflects the gross proceeds received from the sale of the preferred stock less issuance costs.

The relative rights, terms, privileges, and restrictions granted to or imposed upon preferred stockholders are described below:

Preferred Stock - Dividends

Prior and in preference to any declaration or payment of any dividends to the holders of common stock, the holders of preferred stock shall be entitled to receive dividends out of any assets legally available therefor, at the rate of eight percent (8%) of the original issue price per share per annum. The original issue price of Series A, Series B, Series C, Series D, and Series E is $9.23, $13.04, $16.30, $20.16, and $22.61, respectively. The dividends shall not be cumulative.

In the event that the dividend amount declared by the Board of Directors of the Company is insufficient to permit payment of the full aforesaid dividends, such dividends will be paid ratably to each holder of preferred stock in proportion to the dividend amounts to which each holder of preferred stock is entitled. After payment of the full amount of the aforesaid dividends, any additional dividends declared shall be distributed to the holder of common stock and preferred stock in proportion to the number of shares of common stock that would be held by such holder on an as-converted to common stock basis.

No dividends on preferred stock or common stock have been declared by the Board of Directors as of June 30, 2024 and December 31, 2023.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Liquidation Preference

In the event of liquidation of the Company, including a merger, acquisition, or sale of all or substantially all the assets of the Company, holders of preferred stock are entitled to receive an amount equal to the original issue price of each share of preferred stock held plus any dividends declared but not yet paid, prior to any distribution of assets or surplus funds of the Company to common stock shareholders. After payment has been made to the holders of the preferred stock of the full amounts to which they are entitled as noted above, the remaining assets would be distributed among the holders of the common stock pro rata based on the number of shares of common stock held by each holder.

If, at the time of liquidation, the assets are insufficient to permit full payment of the liquidation preferences of the series listed in the order above, the assets must be distributed ratably among the holders of the series in proportion to the full preferential amount each such holder is otherwise entitled to receive in respect to such shares.

Voting Rights

So long as the shares of preferred stock that are convertible into at least 1,000,000 shares of common stock (subject to appropriate adjustment in the event of any stock dividends, stock split, combination or other similar recapitalization with respect to the common stock) are issued and outstanding, the holders of preferred stock, voting as a separate class on an as-converted to common stock basis, shall have the right to elect four members of the Board of Directors of the Company. The holders of common stock, voting as a separate class, shall have the right to elect one member of the Board of Directors. The remaining directors shall be elected by the holders of the common stock and the preferred stock, voting together as a single class on an as-converted to common stock basis.

On all other matters, the holders of the preferred stock shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

Fractional votes by the holders of preferred stock shall not be permitted and any fractional voting rights shall be rounded to the nearest whole number.

Conversion Rights

Each share of preferred stock shall be convertible, at the option of the holder, into shares of common stock without the payment of any additional consideration. The preferred stock shall be convertible into the number of fully paid and nonassessable shares of common stock which results from dividing the conversion price per share in effect for the preferred stock at the time of conversion into the per share conversion value. The initial per share conversion price of Series A, Series B, Series C, Series D, and Series E is $9.23, $13.04, $16.30, $20.16, and $22.61, respectively. The initial conversion price is subject to adjustment for antidilution provisions, as defined. The per share conversion value of Series A, Series B, Series C, Series D, and Series E is $9.23, $13.04, $16.30, $20.16, and $22.61, respectively.

Each share of preferred stock shall automatically be converted into shares of common stock at the then effective conversion rate immediately upon the earlier of (i) the election of the holders of a majority of the outstanding shares of preferred stock, voting as a separate class on an as-converted to common stock basis, or (ii) the closing of the sale of the Company’s common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended, with aggregate offering proceeds to the Company (before deduction for underwriters’ discounts and expenses relating to the issuance) of at least $75.0 million and a public offering price per share equal to at least $67.83 (subject to adjustments for stock dividends, splits, combinations and similar events).

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Protective Provisions

So long as there are at least 1,000,000 shares of preferred stock outstanding, the Company shall not (by merger, reclassification, amendment or otherwise), without first obtaining the approval of the holders of at least seventy percent (70%) of the then outstanding shares of preferred stock, voting separately as a class, to, among other things: (i) amend the certificate of incorporation or bylaws; (ii) adversely alter or change the rights, preferences or privileges of the preferred stock; (iii) increase or decrease the aggregate number of authorized shares of any class of the capital stock of the Company.

So long as shares of Series E preferred stock that are convertible into at least 500,000 shares of common stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock) are issued and outstanding, the Company shall not directly or indirectly (by merger, reclassification, amendment or otherwise), without first obtaining the approval of the holders of at least a majority of the voting power of the then outstanding shares of Series E preferred stock, voting separately as a class, to, among other things: (i) amend, alter, repeal or waive any provision of the certificate of incorporation or bylaws of the Company in a manner that adversely affects the holders of the Series E preferred stock in a manner different from any other series of preferred stock; (ii) create or authorize the creation of or issue any other security convertible into to exercisable for any equity security having rights, preferences or privileges senior to the Series E preferred stock; (iii) increase or decrease the authorized number of shares of Series E preferred stock.

Common Stock

Each share of common stock is entitled to one vote.

Common stock reserved for future issuance consisted of the following as of June 30, 2024 and December 31, 2023:

	June 30, 2024	December 31, 2023
	(Unaudited)
Conversion of preferred stock	4,732,044	4,939,946
Stock options issued and outstanding under the 2012 and 2022 Plan	742,409	747,001
Common shares available for future grant under the 2012 and 2022 Plan	31,604	27,012
Common stock reserved for future issuance	5,506,057	5,713,959

Note 13 - Stock-Based Compensation

2012 Stock Incentive Plan

In January 2011, the Board approved the 2012 Stock Incentive Plan (the “2012 Plan”), which permitted grants of Incentive Stock Options (“ISOs”) and Non-statutory Stock Options (“NSOs”) to employees, directors and consultants. The maximum number of shares that can be granted under the 2012 Plan cannot exceed 1,255,000 shares. The 2012 Plan had a maximum 10-year term and as such, terminated in January 2022.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

2022 Stock Incentive Plan

In April 2022, the Board approved, in conjunction with the termination of the 2012 Plan, the 2022 Stock Incentive Plan (the “2022 Plan”), permitting ISOs and NSOs to employees, directors and consultants. The maximum number of shares granted under the 2022 Plan cannot exceed 203,855 plus any shares subject to stock options granted under the 2012 Plan that expired or were otherwise terminated without having been exercised in full, were forfeited, or were repurchased by the Company. The 2022 Plan is intended as the successor to and continuation of the 2012 Plan (thereafter both the 2012 and 2022 Plans are referred to as the “Stock Incentive Plan”).

The Stock Incentive Plan provides a means whereby participants may purchase shares of common stock pursuant to ISOs or NSOs and such persons may be granted shares of common stock for consideration consisting of cash and/or past services rendered to or on behalf of the Company. ISOs may only be granted to employees. NSOs and stock purchase rights may be granted to employees and consultants. Generally, options awards only have service conditions that need to be met for the awards to vest, with the exception of grants to two non-employees that had performance obligations that were deemed to be immaterial.

The stock options generally vest over four years and have a ten-year contractual term. The fair value of each employee and non-employee stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. As the Company lacks company-specific historical and implied volatility information required for valuation, the Company estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. Due to the lack of historical exercise history, the expected life term of ISOs that were granted after 2013 was determined using the “simplified method” provided by the Securities and Exchange Commission in Staff Accounting Bulletins Number 107 and 110. The expected life term of NSOs is determined either by using the “simplified method,” or by calculating the time to expiry from the grant date. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant for time periods approximately equal to the expected term of the award. Expected dividend yield is zero as the Company has never paid nor does it expect to pay any cash dividend in the near future.

The following table summarizes stock option activity during the six months ended June 30, 2024:

			Weighted
			Average
		Weighted	Remaining	Aggregate
		Average	Contractual	Intrinsic
	Number of	Exercise	Life (in	Value (in
(Unaudited)	Shares	Price	years)	thousands)
Outstanding, December 31, 2023	747,001	$6.17	7.45	$72
Forfeited	(4,592)	$4.76	—	—
Outstanding, June 30, 2024	742,409	$6.18	6.95	$4
Vested and expected to vest, June 30, 2024	723,710	$6.20	6.92	$4
Vested and exercisable, June 30, 2024	537,222	$6.45	6.47	$4

There were no stock options exercised during the six months ended June 30, 2024. Certain stock option grants under the Stock Incentive Plan allow the recipient to exercise the options prior to the options becoming fully vested. Under the Stock Incentive Plan, the Company retains the right to repurchase common shares that have been issued upon early exercise of options at the original issue price. Cash received for the early exercise of unvested stock options is initially recorded as a liability. At each reporting date, the vested shares are released to equity.

The fair value of awards vested was $0.2 million during the six months ended June 30, 2024. As of June 30, 2024, the total unrecognized compensation related to unvested stock option awards granted was $0.4 million, which the Company expects to recognize over a weighted-average period of approximately 2.0 years.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Total Stock-Based Compensation

The following table summarizes the total stock-based compensation expense for the stock options expense recorded in the condensed consolidated statements of operations and comprehensive loss for the six months ended June 30, 2024 and 2023 (in thousands):

Six months ended June 30, (Unaudited)	2024	2023
Selling, general, and administration	$192	$176
Research and development	29	28
Total stock-based compensation	$221	$204

Note 14 - Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted net loss per common share excludes the potential impact of the Company’s convertible preferred stock, common stock warrants, and common stock options because the Company’s net losses would cause such shares to be anti-dilutive. Therefore, as the Company recorded net losses in the periods presented, basic and diluted net loss per common share are the same.

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders for the periods presented (in thousands, except share and per share data):

	2024	2023
Six months ended June 30, (Unaudited)	(As Restated)	(As Restated)
Numerator:
Net loss attributable to common stockholders	$(13,043)	$(17,208)
Denominator:
Weighted-average shares outstanding used in computing net loss per share attributable to common stockholders - basic and diluted	779,908	758,942
Net loss per share attributable to common stockholders - basic and diluted	$(16.72)	$(22.67)

The following potentially dilutive securities were excluded from the computation of diluted net loss per share calculations for the periods presented because the impact of including them would be anti-dilutive:

Six months ended June 30, (Unaudited)	2024	2023
Convertible preferred stock	4,732,044	4,939,946
Stock options	742,409	712,946
Common stock warrants	49,080	49,080
Total	5,523,533	5,701,972

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Note 15 - Income Taxes

The Company accounts for income taxes in accordance with ASC 740. Under the provisions of ASC 740, management is required to evaluate whether a valuation allowance should be established against its deferred tax assets. The Company currently has a full valuation allowance against our deferred tax assets. As of each reporting date, the Company’s management considers new evidence, both positive and negative, that could impact management’s view with regard to future realization of deferred tax assets. For the six months ended June 30, 2024, there was no material change from fiscal year ended December 31, 2023 in the amount of the Company’s deferred tax assets that are not considered to be more likely than not to be realized in future years.

For the six months ended June 30, 2024, the effective tax rate for the Company’s operations was 0.0%. The effective tax rate differed from the U.S. federal statutory rate primarily due to state income taxes, losses from the German subsidiary that is subject to different effective tax rates, stock-based compensation, fair value adjustments for convertible notes and warrant liabilities, and a change in the valuation allowance that offset the tax benefit on the current period pre-tax loss.

For the six months ended June 30, 2023, the effective tax rate for the Company’s operations was 0.0%.The effective tax rate differed from the U.S. federal statutory rate primarily due to state income taxes, losses from the German subsidiary that is subject to different effective tax rates, stock-based compensation and a change in the valuation allowance that offset the tax benefit on the current period pre-tax loss.

The Company is subject to U.S. federal income tax as well as income tax of foreign and state tax jurisdictions. The tax years 2019-2023 remain open to examination by the major taxing jurisdictions to which the Company is subject, except the Internal Revenue Service for which the tax years 2020-2023 remain open.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Note 16 - Related Party Transactions

Shared Services Agreement

During the six months ended June 30, 2024 and 2023, the Company incurred $0.8 million and $0.6 million, respectively, for finance and accounting services and other general and administrative support services (“Shared Services Agreement”) to Fjord Ventures (“Fjord”), a company owned and operated by the Company’s CEO. The transactions are recorded as selling, general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss.

Laguna Hills Sublease

In addition to the Shared Services Agreement, the Company also sub-leases approximately 4,992 square feet of office and manufacturing space in Laguna Hills, California from Fjord. On March 31, 2024, the sub-lease with Fjord is expired.

During the six months ended June 30, 2024 and 2023, the Company incurred $25.5 thousand and $50.9 thousand of lease expense, respectively, under the sub-lease agreement.

Refer to Note 10-Operating Leases for further detail.

October 2022 Convertible Notes

On October 27, 2022, the Company issued a $0.5 million convertible promissory note to Fjordinvest, LLC (“Fjordinvest”), a company owned and operated by the Company’s CEO. On April 4, 2023, November 28, 2023 and February 13, 2024, the October 2022 Convertible Notes were amended. Refer to Note 8-Debt for additional information regarding the October 2022 Convertible Notes.

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

Note 17 - Subsequent Events

The Company evaluates subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to August 14, 2024, the date the condensed consolidated financial statements are available to be issued. During this period, the Company did not identify any subsequent events that would have required adjustment in the condensed consolidated financial statements.

July 2024 Convertible Notes

On July 23, 2024, the Company issued a $1.0 million convertible promissory note (“July 2024 Convertible Notes”) to Perceptive PIPE Investor that matures upon the termination of the Business Combination Agreement in accordance with its terms. It accrues simple interest at eight percent (8.0%) per annum.

Effective upon the closing of the Transaction, the July 2024 Convertible Notes was automatically convert into the type of securities that are issued in the PIPE Financing in an amount equal to the then-outstanding principal amount and any accrued and unpaid interest, divided by the effective price of the securities sold in the PIPE Financing.

Consummation of Business Combination

On July 31, 2024, the Company announced the closing of its previously announced Business Combination with ARYA and ListCo. Upon the closing of the merger, ListCo changed its name to “Adagio Medical Holdings, Inc.” The common stock of New Adagio began trading on August 1, 2024, under the symbols ADGM on the Nasdaq Capital Market. Upon the consummation of the Business Combination, ARYA and the Company became the direct wholly-owned subsidiaries of Adagio Medical Holding, Inc.

In conversion of the Company’s certain liabilities and equity outstanding prior to the closing of the merger:

a)	each common stock warrant of Adagio (other than the pre-funded warrants for Series E Preferred Stocks) were terminated in accordance with the terms of the applicable warrant agreement;
b)	all issued and outstanding October 2022 Convertible Notes including any accrued and unpaid interest thereon, are automatically and fully converted into shares of Adagio common stock in accordance with the terms of such October 2022 Convertible Notes, and October 2022 Convertible Notes are cancelled, satisfied, extinguished, discharged and retired in connection with such conversion;
c)	all issued and outstanding April 2023 Convertible Notes, November 2023 Convertible Notes, May 2024 Convertible Notes, June 2024 Convertible Notes, and July 2024 Convertible Notes including any accrued and unpaid interest thereon, are exchanged for New Adagio common stock and warrants exercisable for shares of New Adagio common stock, subject to adjustment, based on the terms and subject to the conditions set forth in the applicable bridge notes agreement and applicable subscription agreements;
d)	each share of preferred stock, par value $0.001 per share, of Adagio that is issued and outstanding are automatically converted into shares of Adagio common stock, and each such share of Adagio preferred stock are cancelled;
e)	all issued and outstanding shares of Adagio common stock (other than treasury shares and shares with respect to which appraisal rights under the Delaware General Corporation Law are properly exercised and not withdrawn). Each pre-funded warrants for Series E Preferred Stocks that had been issued and outstanding immediately prior to the Adagio Merger Effective Time are automatically cancelled and extinguished and converted into the right to receive shares of New Adagio common stock based on the exchange ratio set forth in the Business Combination Agreement;

Adagio Medical, Inc.

Unaudited

Notes to Condensed Consolidated Financial Statements

f)	each issued, outstanding and unexercised option to purchase Adagio common stock had been vested prior to the closing of merger with an aggregate value that exceeds the aggregate exercise price of such Adagio option (each an “In-the-Money Adagio Option”) are cancelled and extinguished in exchange for options to purchase shares of New Adagio common stock, and each issued and outstanding Adagio equity award (other than an In-the-Money Adagio Option) are automatically cancelled and extinguished for no consideration, and each holder thereof will cease to have any rights with respect thereto;
g)	outstanding SVB Term Loan is paid off by Adagio prior to the Closing; and
h)	$7,000,000 of February 2024 Convertible Notes is converted into New Adagio convertible notes and convert warrants.

In connection with the Business Combination, the combined company raised financing valued at approximately $84.2 million, which consisted of funds held in ARYA’s trust account, a concurrent equity and warrant private placement (including $29.5 million of bridge financing used by Adagio prior to closing and funds from ARYA’s trust account not redeemed) led by, among others, Perceptive PIPE Investor, RA Capital Management and RTW Investments, and a concurrent convertible security financing (including $7.0 million of bridge financing used by Adagio prior to closing) led by, among others, an institutional investor and Perceptive PIPE Investor.

The Business Combination is expected to be accounted for as a forward-merger in accordance with U.S. GAAP. Under this method of accounting, ListCo is treated as the ‘‘accounting acquirer’’ and Adagio as the ‘‘accounting acquiree’’ for financial reporting purposes. Accordingly, the Business Combination is expected to be accounted for using the acquisition method of accounting. The acquisition method of accounting is based on FASB ASC 805 and uses the fair value concepts defined in ASC 820. As of the date the condensed consolidated financial statements are available to be issued, the Company is still in the process of analyzing the accounting impact of the Business Combination.